UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OREGON PACIFIC BANCORP

(Name of registrant in its charter)

71-0918151
Oregon	(I.R.S. Employer
(State of incorporation)	Identification No.)

1355 Highway 101
P. O. Box 22000
Florence, Oregon 97439
(Address of principal executive offices)
Issuer’s telephone number: (541) 997-7121

OREGON PACIFIC BANCORP 2003 STOCK INCENTIVE PLAN

Agent for Service: Joanne Forsberg, Secretary
1355 Highway 101, Florence, Oregon
Telephone number: (541) 997-7121

Copy to:
Bennett H. Goldstein, Esq.
2548 SW St. Helens Ct.
Portland, OR 97201
Telephone number: (503) 294-0940

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered	per Unit*	Offering Price	Registration Fee

Oregon Pacific Bancorp Common Stock (no par value)	250,550 Shares	$5.95	$1,490,772.50	$120.60

     (1)  The shares of common stock represent the number of shares with respect to which options may be granted under the 2003 Stock Incentive Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares that may be issuable as a result of the anti-dilution provisions of the 2003 Stock Incentive Plan.

     (2)  The maximum offering price for the shares cannot presently be determined as the offering price is established at the time options are granted. Pursuant to Rule 457(h), the offering price is estimated based on the last sale price reported for the common stock on the Over the Counter Bulletin Board on May 9, 2003, and the maximum offering price is calculated solely for the purpose of determining the Registration Fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

     (1)  the Annual Report on Form 10-K of Oregon Pacific Banking Co. for the fiscal year ended December 31, 2002, filed on March 31, 2003;

     (2)  the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders, filed on March 25, 2003 on Form DEF14A;

     (3)  the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2003, filed on April 30, 2003;

     (4)  the Registrant’s Registration Statement on Form 8-A12G filed on January 29, 2003, containing a description of the Registrant’s Common Stock, no par value.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Capital Stock.

Not applicable.

Item 5. Interests of Named Experts And Counsel.

None.

Item 6. Indemnification of Directors and Officers.

     Under Oregon statutory law and the Articles of Incorporation and Bylaws of the Registrant, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. The Registrant’s Articles of Incorporation and Bylaws require the Registrant to indemnify its directors, officers and employees to the fullest extent permitted by Oregon law. Such indemnification extends to liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as such, including proceedings under the Securities Act of 1933 or the Securities Exchange Act of 1934. These documents further provide that the rights conferred under them shall not be deemed to be exclusive of any other right such persons may have or acquire under any statute, bylaw, agreement, general or specific action of the Board of Directors of the Registrant, vote of shareholders or other document or arrangement. The Articles of Incorporation of the Registrant preclude, with certain exceptions, the Registrant and its shareholders from recovering monetary damages from directors for business decisions found by a court to have been negligent, including decisions relating to a change in control of the Registrant.

     Subject to certain exclusions as to coverage, under policies of insurance issued to the Registrant each director and each officer of the Registrant and its subsidiary is insured against liability for losses incurred while acting as such director or officer. Subject to a deductible and certain exclusions, the Registrant is entitled to reimbursement under such policies for amounts paid by it as indemnification to such directors and officers. The cost of such insurance is borne by the Registrant.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

     The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

     4.     2003 Stock Incentive Plan, attached as Exhibit 1 to the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders, filed on March 25, 2003 on Form DEF14A and incorporated herein by reference and made a part hereof.

     5.     Opinion of Bennett H. Goldstein, Attorney for Registrant.

     23.1 Consent of Bennett H. Goldstein, Attorney for Registrant (included in Exhibit 5).

     23.2 Consent of Moss Adams LLP

     24.     Powers of Attorney (included on signature page).

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering II-3 price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraph (1)(i) and (1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florence, State of Oregon, on May 7, 2003.

OREGON PACIFIC BANCORP, Registrant

By:	/s/ Thomas K. Grove

Thomas K. Grove, President and CEO

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates shown.

     POWER OF ATTORNEY Each of the undersigned hereby appoints Thomas K. Grove as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

DATE

/s/ Thomas K. Grove
May 9, 2003
Thomas K. Grove, President, Chief Executive Officer and Director

/s/ Lydia G. Brackney
May 9, 2003
Lydia G. Brackney, Director

/s/ A. J. Brauer
May 9, 2003
A. J. Brauer, M.D., Director and Chairman

/s/ Richard L. Yecny
May 9, 2003
Richard L. Yecny, Director

/s/ R. Gary Hoberg
May 9, 2003
R. Gary Hoberg, Director

/s/ Robert R. King
May 9, 2003
Robert R. King, Director

/s/ Forrest G. Grigsby
May 9, 2003
Forrest G. Grigsby, Director

/s/ Marteen L. Wick
May 9, 2003
Marteen L. Wick, Director

EXHIBIT INDEX

Exhibit No.	Description

4.	2003 Stock Incentive Plan, attached as Exhibit 1 to the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders, filed on March 25, 2003 on Form DEF14A and incorporated herein by reference and made a part hereof.

5.	Opinion of Bennett H. Goldstein, Attorney for Registrant.

23.1	Consent of Bennett H. Goldstein, Attorney for Registrant (included in Exhibit 5).

23.2	Consent of Moss Adams LLP

24.	Powers of Attorney (included on signature page).